Exhibit 10.9

FIRST AMENDMENT TO SUBLEASE

AND SUBLEASE EXTENSION AGREEMENT

THIS FIRST AMENDMENT TO SUBLEASE AND SUBLEASE EXTENSION AGREEMENT (“Agreement”) is made as of this 12th day of December, 2001, by and between Microbar, Inc. (“Sublessor”) and Aerogen, Inc. (“Sublessee”).

RECITALS

A.            Sublessor is lessee under that certain Lease dated December 17, 1996 with The Realty Associates Fund III, L.P. as lessor (“Master Lessor”), as amended by that certain Amendment dated April 28, 1999 (as amended, the “Master Lease”).

B.            Sublessor and Sublessee entered into that certain Sublease dated August 9, 1999 (as amended to date, the “Sublease”), for approximately 38,000 rentable square feet of space located at Orleans Drive, Sunnyvale, California (the “Entire Premises”).  The Sublease is subject to the Master Lease as provided in Recital B of the Sublease.  Capitalized terms used in this Agreement but not defined herein shall have the meanings given them in the Sublease.

C.            The stated term of the Sublease expires on December 31, 2001 (“Expiration Date”).

D.            Sublessee desires, and the Sublessor is willing, to extend the term of the Sublease for the Entire Premises through June 30, 2002 on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby amend the Sublease as follows:

1.             Extension of Term.  The term of the Sublease for the Entire Premises is extended through June 30, 2002.

2.             Rent for the Entire Premises.  Base Rent for the Entire Premises, from January 1, 2002 through June 30, 2002, shall be as follows:

Month	Rent
January through March	$63,181
April	$25,000
May	$20,000
June	$20,000

3.             Surrender of Entire Premises.  Sublessee shall vacate and surrender the Entire Premises in the condition required by the Sublease on or before June 30, 2002.  Sublessee’s obligation to pay Base Rent and Additional Rent for the Surrendered Premises shall cease and terminate on June 30, 2002.  Sublessor shall notify Sublessee in writing of those Tenant Improvements which Sublessor requires Sublessee to remove from the Surrendered Premises on or before June 1, 2001.

4.             Ongoing Rights.  Until June 30, 2002, Sublessee shall have the right to its monument signage and the parking rights which Sublessor has pursuant to the Master Lease, and Sublessee and its agents and employees shall continue to have all rights to use entry doors, hallways and restrooms pursuant to the Sublease.

5.             Brokers.  Sublessor and Sublessee each represent and warrant to the other that it has dealt with no brokers (“Brokers”) in connection with this Agreement.  Each of the Sublessor and Sublessee shall indemnify and hold harmless the other from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees) arising out of or related to any breach of such party’s representation and warranty set forth in this Paragraph 5.

6.             Counterparts.  This Sublease may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding agreement.

7.             Conflicts; No Further Amendments.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Sublease, the terms and conditions of this Agreement shall control.  Except as expressly amended or modified above, the terms and conditions of the Sublease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Agreement as of the date and year first above written.

SUBLESSOR: MICROBAR, INC.	SUBLESSEE: AEROGEN, INC.

By: /s/ Michael Lund	By: /s/ Carol A. Gamble

Its: Chief Financial Officer	Its: Vice President and General Counsel